Exhibit 10.5

E   U   R    O   P   E   A    N             I   N   V   E   S    T   M   E    N   T             B   A   N   K

FI N°
Agora N° 2003 0403

FLOWSERVE PRODUCT DEVELOPMENT PROJECT (GB)

FINANCE CONTRACT

between

EUROPEAN INVESTMENT BANK

and

FLOWSERVE CORPORATION

and

FLOWSERVE B.V.

2004

THIS CONTRACT IS MADE BETWEEN :

the European Investment Bank, having its seat
in Luxembourg, represented by
Thomas C. Barrett, Director and Alfonso
Querejeta, Director

hereinafter called: “THE BANK”,

of the first part,

and

Flowserve Corporation, a limited liability
corporation incorporated under New York law,
and having its registered office at CT
Corporation System, 1633 Broadway, New York,
NY 10019, represented by Renee J. Hornbaker,
Vice President
Irving, Texas USA April 14, 2004

(Authority of Signatory: Annex IA)

and

Flowserve B.V., a limited liability company
incorporated under the laws of the
Netherlands, and having its principal place of
business at Parallelweg 6, 4878 AH
Etten-Leur, The Netherlands, and registered
under number 20052878, represented by Jan van
Rens, Financial Director
Etten Leur, The Netherlands 14 April 2004

(Authority of Signatory: Annex IB)

hereinafter called respectively
“Flowserve Corporation” and “Flowserve
B.V.” and together “THE BORROWERS”,

of the second part.

WHEREAS :

—	Flowserve Corporation is presently carrying out a project consisting of research and development over the years 2003-2007 as more particularly described in the Technical Description contained in Schedule A and hereinafter called “the Project”;

—	the total cost of the Project is estimated by THE BANK at EUR 155.5 million, to be financed as follows:

million EUR
— own resources and third party loans	85.5
— EIB loan	70.0

total:	155.5

—	in order to enable it to implement this finance plan, THE BORROWERS have requested a loan from THE BANK in a total amount equivalent to EUR 70 million;

—	the obligations of THE BANK under this Contract are conditional upon the prior execution, by a bank or syndicate of first-class banking institutions acceptable to THE BANK (such guarantor or guarantors are hereinafter collectively referred to as the “Guarantor”), of a guarantee agreement or agreements under which the Guarantor will guarantee the financial obligations of THE BORROWERS under each Tranche of this Contract (the “Guarantee”);

—	THE BANK, being satisfied that the financing of the Project falls within the scope of its functions and having regard to the matters herein recited, has decided to accede to the request of THE BORROWERS by opening in their favour under this Finance Contract (hereinafter called the “Contract”) a credit in an amount of EUR 70 million (seventy million euro);

—	the Board of Directors of Flowserve Corporation has authorised its entering into this Contract in the terms set out in Annex IIA and the Board of Directors of Flowserve B.V. has authorised its entering into this Contract in the terms set out in Annex IIB;

—	THE BORROWERS have each delivered an opinion of their respective legal counsel in the terms set out in Annex III;

—	references herein to Articles, Paragraphs, Articles, Recitals and Schedules are references respectively to articles, paragraphs and sub-paragraphs of, and recitals and schedules to, this Contract and the following terms have the respective meanings assigned to them in the following Recitals and Articles:

Term	Article
Affected Guarantor	7.02
Contract	fifth Recital
Credit	1.01

Term	Article
Disbursement Notice	1.02C
Disbursement Request	1.02A
EIB Redeployment Rate	4.02B
EUR	1.03
Expiry Date	4.03B
Fixed Rate Tranche	1.02B(b)
FSFR	3.01D
FSFR Conversion Date	3.01D(i)
FSFR Reference Period	3.01D
FSFR Tranche	1.02B(b)
GBP	1.03
Guarantee	fourth Recital
Guarantor	fourth Recital
Loan	2.01
Luxembourg Business Day	1.02C
Material Adverse Change	1.04(ii)
Maturity Date	3.01B(1)(ii)
Notice Day	3.01B(2)(ii)(a)
Notice Day	3.01B(2)(ii)(a)
Notified	1.06
Payment Date	5.03A
Prepayment Amount	4.02A
Prepayment Date	4.02A
Prepayment Notice	4.02A
Project	first Recital
Qualifying Guarantor	7.01
Quarter Day	3.01C
Reference Period	3.01B(1)
Relevant Business Day	5.03B
Relevant Interbank Rate	1.02B
Renewal Date	4.03B
Revisable Rate Tranche	1.02B(b)
Revision Date	3.01B(2)(ii)(a)
Revision Notice	3.01B(2)(ii)(a)
Scheduled Disbursement Date	1.02C(f)
Term Loan	4.03D
Test Date	3.01B(4)
Tranche	1.02A
VSFR	3.01C
VSFR Conversion	3.01C(i)
VSFR Conversion Date	3.01C(iii)
VSFR Conversion Option Date	3.01C(i)
VSFR Conversion Request	3.01C(i)
VSFR Converted Tranche	3.01C(iii)
VSFR Proposal	3.01C(ii)
VSFR Reference Period	3.01C
VSFR Tranche	1.02B(b)
USD	1.03

NOW THEREFORE it is hereby agreed as follows :

ARTICLE 1
Disbursement

1.01 Amount of Credit and Joint and Several Liability of THE BORROWERS

By this Contract THE BANK establishes in favour of THE BORROWERS, and THE BORROWERS accept, a credit (hereinafter the “Credit”) in an amount equivalent to EUR 70 000 000 (seventy million euro), to be used for the sole purpose of financing the Project.

The liability of THE BORROWERS to make any and all payments under this Contract shall be joint and several.

1.02 Disbursement Procedures

A.	Until 18 months from the signature date THE BORROWERS or either of them may deliver to THE BANK up to five written requests (each hereinafter a “Disbursement Request”) for disbursement of any of the Credit (hereinafter a “Tranche”). For the avoidance of doubt, THE BORROWERS shall not deliver more than five Disbursement Requests between them.

B.	Disbursement of each Tranche shall be subject to receipt by THE BANK of a Request, signed by a duly authorised officer of each of THE BORROWERS or of the relevant BORROWER (as the case may be), specifying:

(a)	the amount of the Tranche to be disbursed, such amount shall be (save for the last Tranche to be disbursed under this Contract) at least EUR 10 000 000 of the Credit established hereunder;

(b)	whether the Tranche is to bear a fixed rate of interest determined pursuant to Article 3.01A (such a Tranche being referred to as a “Fixed-Rate Tranche”) or pursuant to Article 3.01B (such a Tranche being referred to as a “Revisable-Rate Tranche”), or a floating rate of interest determined pursuant to Article 3.01C (a “VSFR Tranche”) or determined pursuant to Article 3.01D (a “FSFR Tranche”);

(c)	the currency in which THE BORROWERS prefer the Tranche to be disbursed, being a currency referred to in Paragraph 1.03 as being available for that type of Tranche;

(d)	in case of a Fixed-Rate or a Revisable-Rate Tranche, the annual or semi-annual Payment Dates preferred by THE BORROWERS chosen in accordance with Article 5.03A;

(e)	THE BORROWERS’ preferred repayment terms and repayment schedule, chosen in accordance with Article 4.01; and

(f)	the preferred date for disbursement, it being understood that THE BANK may disburse any Tranche up to four calendar months from the date of the relevant Disbursement Request.

THE BORROWERS or the relevant BORROWER (as the case may be) may also at their/its discretion specify in the Disbursement Request the following respective elements, if any, indicated by THE BANK without commitment to be applicable to each currency of the Tranche during its lifetime, that is to say:

(i)	in the case of a Fixed-Rate Tranche (and in case of a Revisable-Rate Tranche, until the Revision Date), the interest rate or rates; and

(ii)	in the case of a FSFR Tranche, the spread to the Relevant Interbank Rate.

For the purposes of this Contract generally, “Relevant Interbank Rate” means EURIBOR (as defined in Schedule B) or such other reference rate as appropriate for three months’ deposits in the currency of the tranche and determined in the manner generally applied by THE BANK from time to time in its loan operations.

Each of THE BORROWERS or the relevant BORROWER (as the case may be) shall provide to THE BANK evidence that the person or persons making Disbursement Requests hereunder have been duly authorised to do so.Subject to the proviso to Article 1.02C, each Disbursement Request is irrevocable.

C.	Between 10 and 15 days before the date of disbursement THE BANK shall, if the Request conforms to Article 1.02B, and subject to Article 1.05, deliver to Flowserve Corporation a notice (hereinafter a “Disbursement Notice”) which shall:

(a)	confirm the amount of the Tranche to be disbursed as specified in the Request;

(b)	specify the fixed or revisable interest rate or, as the case may be, specify whether the Tranche is a VSFR Tranche or a FSFR Tranche and, if the latter, the spread to the Relevant Interbank Rate applicable during the lifetime of the Tranche or until the FSFR Conversion Option Date (as defined in Article 3.01D), as the case may be;

(c)	in relation of any FSFR Tranche, specify the FSFR Conversion Option Date, if any;

(d)	specify the currency of the Tranche specified in the Disbursement Request;

(e)	specify the applicable Payment Date(s);

(f)	specify the repayment terms applicable thereto in accordance with Article 4.01; and

(f)	specify the date on which the Tranche is scheduled to be disbursed (hereinafter the “Scheduled Disbursement Date”), disbursement being subject to the conditions of Article 1.03.

Provided that, if one or more of the elements specified in the Disbursement Notice does not conform to the corresponding element, if any, in the Disbursement Request, THE BORROWERS or the relevant BORROWER (as the case may be) may within three Luxembourg Business Days following receipt of the Disbursement Notice revoke the Disbursement Request by notice to THE BANK and thereupon the Disbursement Request and the Disbursement Notice shall be of no effect.

For the purposes of this Contract generally, “Luxembourg Business Day” means a day on which commercial banks are open for business in Luxembourg.

Disbursement shall be made to such bank account of either of THE BORROWERS as THE BORROWERS or the relevant BORROWER (as the case may be) shall specify in a notification to THE BANK, signed by a duly authorised officer of such, not less than fifteen days before the date of disbursement. Only one account may be specified for each Tranche.

1.03 Currency of Disbursement

Subject to availability, THE BANK shall disburse each Tranche in the currency for which THE BORROWERS or the relevant BORROWER (as the case may be) has expressed a preference. Each currency of disbursement shall be the euro (“EUR”), pounds Sterling (“GBP”) United States dollars (“USD”).

For the calculation of sums to be disbursed in currencies other than the euro, THE BANK shall apply the rate published by the European Central Bank in Frankfurt am Main, on such date within fifteen days preceding disbursement as THE BANK shall decide.

1.04 Conditions of Disbursement

Disbursement of each Tranche pursuant to Article 1.02 shall be subject to the fulfilment of the following conditions to the satisfaction of THE BANK:

(i)	the condition mentioned in Article 7.01 at least ten Luxembourg Business Days prior to the date fixed for disbursement;

(ii)	there shall not have occurred any Material Adverse Change in relation to either of THE BORROWERS since the date of this Contract and THE BORROWERS shall have provided confirmation in writing to this effect to THE BANK as of a date falling no earlier than fifteen days and not later than five days before the date of disbursement; provided that THE BANK shall act reasonably in determining the occurrence or non-occurrence of a Material Adverse Change; for the purpose of this subparagraph (ii), “Material Adverse Change” means any event or condition which materially impairs the relevant BORROWER’s ability to perform its financial and other obligations under this Finance Contract; and

(iii)	no event described in Article 4.03C or 10.01 shall have occurred and be continuing in respect of either of THE BORROWERS.

1.05 Deferment of Disbursement

A.	THE BANK shall, at the request of THE BORROWERS or the relevant BORROWER (as the case may be), defer disbursement of any Tranche in whole or in part to a date specified by THE BORROWERS or the relevant BORROWER (as the case may be) being a date falling not more than six months from its Scheduled Disbursement Date. In such a case THE BORROWERS shall pay deferment indemnity as determined pursuant to Article 1.05C below. Any request for deferment shall have effect in respect of a Tranche only if it is made at least five Luxembourg Business Days before its Scheduled Disbursement Date.

B.	If any of the conditions referred to in Article 1.04 are not fulfilled as of the specified date, disbursement will be deferred to a date agreed between THE BANK and THE BORROWERS or the relevant BORROWER (as the case may be) falling not less than five Luxembourg Business Days following the fulfilment of all conditions of disbursement.

C.	If the disbursement of any Tranche is deferred whether on request of THE BORROWERS or the relevant BORROWER (as the case may be) or by reason of non-fulfilment of any of the conditions of disbursement, THE BORROWERS shall, upon demand by THE BANK, pay an indemnity on the amount of which disbursement is deferred. Such indemnity shall accrue from the Scheduled Disbursement Date to the actual disbursement date or, as the case may be, until the date of cancellation of the Tranche at a rate equal to R1 minus R2, where:

R1 means the rate of interest that would have applied from time to time pursuant to Article 3.01 and the relevant Disbursement Notice, if the Tranche had been disbursed on the Scheduled Disbursement Date;

and

R2 means the Relevant Interbank Rate less 0.125% (12.5 basis points); provided that for the purpose of determining the Relevant Interbank Rate in relation to this Article 1.05, the relevant periods provided for in Schedule B shall be successive periods of one month commencing on the Scheduled Disbursement Date.

Furthermore, the indemnity:

(i)	if the deferment exceeds one month in duration, shall accrue at the end of every month;

(ii)	shall be calculated using the day count convention applicable to R1; and

(iii)	where R2 exceeds R1, shall be set at zero.

1.06 Cancellation and Suspension of Credit

A.	THE BORROWERS or either of them may at any time, by notice given to THE BANK cancel, in whole or in part, and with immediate effect, the undisbursed portion of the Credit. However, the notice shall have no effect on a Tranche whose current Scheduled Disbursement Date falls within five Luxembourg Business Days following the date of the notice. THE BORROWERS shall, save as stated in the next paragraph, incur no liability by way of indemnity or otherwise to THE BANK by reason of such cancellation.

If THE BORROWERS or either of them cancel a Tranche that has been the subject of a Disbursement Notice (such a Tranche, whatever its interest rate basis, being referred to as “Notified”), THE BORROWERS shall, if the Tranche is a Fixed-Rate Tranche, a Revisable-Rate Tranche or a FSFR Tranche, pay an indemnity on the cancelled amount. Such indemnity shall be calculated, in accordance with Article 4.02B and C, in respect of the period running from the date (the “Starting Date”), being the later of (a) the date of the cancellation notice and (b) the Scheduled Disbursement Date of the Tranche, until its scheduled final repayment date. For this purpose (i) references in Article 4.02B and C to the Prepayment Date shall refer to Starting Date and (ii) the cancelled amount shall be deemed to be disbursed and repaid upon the Starting Date. The cancellation indemnity shall be payable within seven days of demand.

B.	THE BANK may, by notice to THE BORROWERS or either of them, in whole or in part suspend the undisbursed portion of the Credit at any time, and with immediate effect:

(a)	under the conditions mentioned in Article 10.01 or Article 4.03;

or

(b)	if exceptional circumstances shall arise which adversely affect THE BANK’s access to relevant international capital markets.

Such suspension shall continue until THE BANK notifies THE BORROWERS or either of them that it may again draw on the Credit or, as the case may be, until THE BANK cancels the suspended amount as provided below.

Furthermore, THE BANK may, by notice to THE BORROWERS or either of them, in whole or in part cancel the undisbursed portion of the Credit under the conditions of indents (a) and (b) of Article 1.06B above, subject always (in the case of Article 4.03) to fulfilment of the respective procedures specified in each paragraph of Article 4.03. THE BANK may also, by notice to THE BORROWERS or either of them, cancel a Tranche the disbursement of which has been deferred under Article 1.05A or B by more than six months in aggregate.

However, THE BANK shall not be entitled to suspend or cancel, on grounds of paragraph (b) of Article 1.06B above, any Notified Tranche.

C.	If THE BANK suspends a Notified Tranche on the sole ground of Article 1.06B indent (a), THE BORROWERS shall pay an indemnity on the suspended amount in the manner provided for in Article 1.05C.

If THE BANK cancels a Notified Fixed-Rate Tranche or a Revisable-Rate Tranche on the sole ground of the said indent (a) of Article 1.06B, THE BORROWERS shall pay an indemnity on the cancelled amount, calculated in accordance with Article 1.06A, provided that no indemnity is payable upon cancellation upon the sole ground of an event mentioned in Article 4.03(A).

If THE BANK cancels a Notified VSFR Tranche or a FSVR Tranche under the said indent (a) of Article 1.05B on the ground of an event mentioned in Article 10.01, THE BORROWER shall pay an indemnity on the cancelled amount calculated on the basis of Article 10.03(2) and accruing over the period running from the later of (a) the date of the cancellation notice and (b) the Scheduled Disbursement Date of the Tranche, until its final scheduled repayment date.

1.07 Sums Due under Article 1

Sums due under Article 1 shall be payable in euro or, if different, the currency of the Tranche concerned.

ARTICLE 2
The Loan

2.01 Amount of the Loan

The loan (hereinafter called “the Loan”) shall comprise the aggregate of the amounts in the currencies disbursed by THE BANK hereunder, each such amount as notified by THE BANK upon the occasion of the disbursement of a Tranche.

2.02 Currency of Repayments

Each repayment of a Tranche under Article 4 or, as the case may be, Article 10 shall be effected in its currency of disbursement.

2.03 Currency of Interest and Other Charges

Interest and other charges payable on, or in respect of, a Tranche under Article 3.01, Article 4 or, where applicable, Article 10 shall be calculated and be payable in the currency in which such Trance is repayable.

Any other sum due hereunder shall be paid in the currency specified by THE BANK having regard to the currency of the expenditure to be reimbursed thereby.

2.04 Notification by THE BANK

After each disbursement of a Tranche, THE BANK shall deliver to THE BORROWERS or the relevant BORROWER (as the case may be) a summary statement showing the disbursement date, currency and amount, repayment terms and the interest rate of and for that Tranche. Such statement shall include the relevant amortisation table referred to in Article 4.01.

ARTICLE 3
Interest

3.01 Interest Rates

A.	Fixed-Rate Tranches

THE BORROWERS shall pay interest on the outstanding balance of each Fixed-Rate Tranche semi-annually or annually in arrears on the relevant Payment Date specified in Article 5.03A or, if different, as specified in the relevant Disbursement Notice commencing on the first such Payment Date following the date of disbursement of the Tranche. Interest shall be calculated at the rate specified in the Disbursement Notice, which rate shall be the rate applicable at the date of the Disbursement Notice, in accordance with the applicable principles from time to time laid down by the governing bodies of THE BANK for loans made at a fixed rate of interest, denominated in the currency of the Tranche and bearing equivalent terms for the repayment of capital and the payment of interest.

B.	Revisable-Rate Tranches

(1)	In respect of any Revisable-Rate Tranche, THE BORROWERS shall pay interest on the daily outstanding balance at a nominal fixed interest applicable to successive Reference Periods as determined pursuant to Article 3.01B(2) semi-annually or annually in arrears on the relevant Payment Date.

“Reference Period” means a period commencing on the date of disbursement of the relevant Tranche or the date of expiry of the immediately preceding relevant Reference Period and determined as follows:

(i)	the first Reference Period shall commence on the date of disbursement of the relevant Tranche and shall expire on such date as is specified in the relevant Disbursement Notice being no earlier than a payment date (determined pursuant to Article 5.03A) specified in the relevant Disbursement Notice for the payment of interest on that Tranche, most closely preceding the fourth anniversary of the date of drawdown of such Tranche and no later than four years prior to the final maturity of such Tranche; and

(ii)	each subsequent Reference Period shall begin immediately upon expiry of the immediately preceding Reference Period and shall expire on such date as is specified in the relevant notice of acceptance given by THE BORROWERS or the relevant BORROWER (as the case may be) pursuant to Article 3.01B(2)(ii)(b) below being a date falling at least four years after the date of expiry of the first Reference Period and being a date falling no later than a date (determined pursuant to Article 5.03A) specified in the relevant Disbursement Notice for the payment of interest on that Tranche, most closely preceding the tenth anniversary of the date of drawdown of such Tranche (in case of a bullet prepayment, the seventh anniversary of the date of drawdown of such Tranche) (such date being hereinafter referred as the “Maturity Date”).

(2)	(i)	interest on the relevant Tranche shall be payable at a fixed rate determined by THE BANK for the first Reference Period to be the rate applicable at the date of issue of the relevant Disbursement Notice to loans to be made by THE BANK denominated in the currency of the Tranche for the financing of projects located in the European territories of member countries of the European Community on the date of disbursement of the Tranche in question and having (i) a life equal to that of the Reference Period and (ii) during that life the same terms for repayment and the payment of interest as the Tranche in question. The rate of interest for the first Reference Period shall be specified in the relevant Disbursement Notice.

(ii)	For each subsequent Reference Period the interest rate applicable to the relevant Tranche shall be determined as follows:

(a)	before 12 noon (Luxembourg time) on any day on which THE BANK is open for business in Luxembourg (the “Notice Day”) falling in the interval between 60 and 30 days (the “Notice Period”) prior to the commencement of each subsequent Reference Period (the “Revision Date”), upon request of THE BORROWERS or the relevant BORROWER (as the case may be) within the Notice Period, and where reasonably practicable, THE BANK shall, subject to Article 3.01B(4), indicate by irrevocable notice (the “Revision Notice”) the fixed interest rate applicable to the Tranche for each choice of duration of that Reference Period, as permitted by Article 3.01B(1)(ii), to the extent that funding is available to THE BANK for each duration;

(b)	by not later than 17:00 Luxembourg time on the Notice Day, THE BORROWERS or the relevant BORROWER (as the case may be) shall indicate to THE BANK by irrevocable notice its acceptance or rejection of a rate indicated by THE BANK for one of the permitted durations; upon delivery of such notice of acceptance THE BORROWERS shall be obliged to pay interest at the specified rate for a Reference Period of the specified duration; failing timely delivery of an acceptance by THE BORROWERS or the relevant BORROWER (as the case may be) in due time of an interest rate indicated by THE BANK, the relevant offer shall lapse.

If on a date falling one month before the Revision Date in question, by 17:00 hours Luxembourg time, THE BANK has not received any notice from THE BORROWERS or the relevant BORROWER (as the case may be) indicating its acceptance of an interest rate applicable to the relevant Tranche from that Revision Date, THE BORROWERS shall be obliged to prepay the Tranche on the Revision Date in question.

(3)	THE BORROWERS shall pay interest on Revisable-Rate Tranches annually or semi-annually in arrears on the date(s) specified in the Disbursement Notice and determined in accordance with Article 5.03A commencing on the first such date following the date of disbursement of the Tranche.

C.	VSVR Tranches

THE BORROWERS shall pay interest on the outstanding balance of each VSFR Tranche at VSFR (as defined below) quarterly in arrears on the relevant Payment Date, subject to a ceiling of the Relevant Interbank Rate plus 13 basis points (0.13% p.a.), as determined for successive VSFR Reference Periods commencing on or after the first relevant Quarter Day; provided that, if such Tranche is not disbursed on a Quarter Day or, where a Quarter Day is not a Relevant Business Day, on the nearest succeeding day that is a Relevant Business Day, interest for the period from the date of disbursement to the first Quarter Day shall be payable at the Relevant Interbank Rate.

THE BANK shall notify VSFR or other applicable rate to THE BORROWERS or to the relevant BORROWER (as the case may be) within ten days following the commencement of the VSFR Reference Period to which it applies.

For the purpose of this Article 3.01C:

“VSFR” means a variable-spread floating interest rate, that is to say a general interest rate determined by THE BANK for each VSFR Reference Period in accordance with the applicable principles from time to time laid down by the governing bodies of THE BANK for loans made at a floating rate of interest, not defined by reference to the Relevant Interbank Rate.

“Quarter Day” means each 15th March, 15th June, 15th September and 15th December.

“VSFR Reference Period” means each period from, and including, one Quarter Day to, but excluding, the next following Quarter Day.

VSFR Conversion

Any Variable-Spread Floating-Rate Tranche, or a part thereof which is not less than an amount of EUR 10 million, may be converted at the request of THE BORROWERS or the relevant BORROWER (as the case may be) on the following conditions:

(i)	Upon receipt by THE BANK of a Conversion Request from THE BORROWERS or the relevant BORROWER (as the case may be) on a Luxembourg Business Day falling not later than 75 days before a VSFR Conversion Option Date, (as defined below) after prior consultation with THE BORROWERS or the relevant BORROWER (as the case may be), and on condition that the necessary funds are available to THE BANK for this purpose, THE BANK shall, in the period between 60 and 30 days before the VSFR Conversion Option Date, propose to THE BORROWERS or the relevant BORROWER (as the case may be) the fixed rate of interest to be applicable to the Variable-Spread Floating-Rate Tranche (or relevant part thereof) for its remaining term and shall propose that this rate shall apply as from the VSFR Conversion Option Date, with interest to be payable annually or semi-annually in arrear on the date or dates to be specified (such change of interest rate basis being referred to as “VSFR Conversion”); and such rate shall be the rate of interest generally applicable to loans denominated in the currency of the Variable-Spread Floating-Rate Tranche, as the case may be, and granted by THE BANK to borrowers in the EU on the same repayment terms and remaining life as the Tranche in question and on the same periodicity for the payment of interest as is to be contained in the VSFR Conversion Request.

(ii)	For the purposes of this paragraph, “VSFR Conversion Option Date” means any one of 15th March, 15th June, 15th September and 15th December falling not later than four years before the final repayment date of the relevant Variable-Spread Floating-Rate Tranche; and “VSFR Conversion Request” means a written notice from THE BORROWER requesting THE BANK to submit to it a proposal for converting to a fixed-rate basis the whole of the Variable-Spread Floating-Rate Tranche, or a part outstanding, which in either case is in an amount of not less than EUR 10 million.

Any such proposal by THE BANK (the “VSFR Proposal”) shall be made subject to any amendments to this Contract which the BANK in its discretion considers reasonably necessary for the purpose of amending the applicable interest rate basis or causing the financial terms of the Contract to conform to THE BANK’s standard terms of lending for fixed-rate loans at the date of the VSFR Proposal.

(iii)	Any notice by THE BORROWERS or the relevant BORROWER (as the case may be) accepting the VSFR Proposal in respect of any Variable-Spread Floating-Rate Tranche shall be served in writing on THE BANK by 5 p.m. (Luxembourg time) on the same day as its receipt of the VSFR Proposal; provided that THE BANK shall give notice to THE BORROWERS or the relevant BORROWER (as the case may be) as early as possible on the date of issue of the VSFR Proposal; the VSFR Conversion Option Date in respect of which a VSFR Proposal is accepted is hereinafter referred to as the “VSFR Conversion Date” and a Variable-Spread Floating-Rate Tranche, or the part thereof, subject to VSFR Conversion hereunder is hereinafter referred to as a “VSFR Converted Tranche” and in relation to Articles 4 and 5 and Paragraph 10.03, a Fixed-Rate Tranche.

(iv)	In the event of THE BORROWERS’ or the relevant BORROWER’s (as the case may be) acceptance of the VSFR Proposal, (a) any accrued interest on the Tranche, or part thereof, to be converted shall be payable on the VSFR Conversion Date; (b) interest on the VSFR Converted Tranche shall thereafter be payable semi-annually or annually on a date or dates to be agreed between THE BORROWERS or the relevant BORROWER (as the case may be) and THE BANK; and (c) any unconverted part of the Variable-Spread Floating-Rate Tranche shall continue to accrue interest and remain repayable on the same terms as those on which it was disbursed.

(v)	In the event of THE BORROWERS’ or the relevant BORROWER’s (as the case may be) refusal or non-acceptance of a VSFR Proposal or of such failing to make a written request under paragraph (i) above or of a failure by the relevant parties to reach the agreement mentioned in item (a) of sub-paragraph (iv) above, the Variable-Spread Floating-Rate interest basis as specified in this paragraph shall remain in full force and effect in respect of the balance of the Tranche outstanding.

D.	FSFR Tanches

THE BORROWERS shall pay interest on the outstanding balance of each FSFR Tranche at FSFR (as defined below) quarterly in arrears on the relevant Payment Dates. For the purpose of this Article 3.01D:

“FSFR” means a fixed-spread floating interest rate, that is to say an annual percentage rate equal to the Relevant Interbank Rate plus or minus the Spread, calculated by THE BANK for each successive FSFR Reference Period. The rate of interest for each FSFR Reference Period shall be the rate so notified by THE BANK to THE BORROWERS or the relevant BORROWER (as the case may be) within 10 days following commencement of the FSFR Reference Period to which such rate applies.

“Spread” means such fixed spread to the Relevant Interbank Rate (being either plus or minus) determined by THE BANK and notified to THE BORROWERS or the relevant BORROWER (as the case may be) in the relevant Disbursement Notice.

“FSFR Reference Period” means each period of three months from, and including, one Payment Date to, but excluding, the next following Payment Date, provided that the first FSFR Reference Period shall commence on the date of disbursement of the Tranche and end on, but exclude, the first Payment Date applicable to that Tranche.

FSFR Conversion

The FSFR basis as specified in Sub-paragraph 3.01D will be modified on the following conditions:

(i)	Upon receipt by THE BANK of a notice from THE BORROWERS or the relevant BORROWER (as the case may be) on a Luxembourg Business Day falling not later than 75 days prior to the conversion date as specified in the Disbursement Notice (hereinafter called the “FSFR Conversion Date”) and subject to availability of the necessary funds for such purpose (as determined by THE BANK at its discretion), THE BANK shall, subject to a request by THE BORROWERS or the relevant BORROWER (as the case may be), before 11.00 a.m. Luxembourg time on any Luxembourg Business Day falling in the period between 60 and 30 days prior to the FSFR Conversion Date, indicate by irrevocable notice before 12.00 noon Luxembourg time on the date of the request of THE BORROWERS or the relevant BORROWER (as the case may be), the fixed or VSFR interest rate then applicable to loans from THE BANK’s own resources to be made on the FSFR Conversion Date in the currency of the Fixed-Spread Floating Rate Tranche and having (a) annual or semi-annual payment of interest, in case of a fixed rate of interest, and annual, semi-annual or quarterly payment of interest, in case of floating rate of interest, on dates specified in THE BORROWERS’ or the relevant BORROWER’s (as the case may be) request and (b) the repayment terms and remaining life of the Tranche as specified in such request.

(ii)	Any delivery to THE BANK of THE BORROWERS’ or the relevant BORROWER’s (as the case may be) irrevocable written acceptance shall be made not later than by 17:00 hours Luxembourg time on the day on which THE BANK made the relevant offer. Such acceptance shall reflect THE BANK’s offer in respect of the currency, the annual date, semi-annual or quarterly dates, as the case may be, for payment of interest, the provision of a repayment schedule and the fixed interest rate or floating interest rate basis for the Tranche applicable to its final maturity date.

(iii)	In the event of THE BORROWERS’ or the relevant BORROWER’s (as the case may be) acceptance of THE BANK’s offer, (a) any amendments to this Contract shall be effected by an agreement between THE BANK and THE BORROWERS, (b) any accrued interest shall be payable on the FSFR Conversion Date and (c) interest on the converted Tranche shall from and including the FSFR Conversion Date be payable annually, semi-annually or quarterly, as the case may be, on any date(s) mentioned for that purpose in the aforementioned offer, on the daily outstanding balance of the Tranche in the currency of the Tranche and at the rate specified in this offer.

Failing THE BORROWERS’ or the relevant BORROWER’s (as the case may be) timely acceptance of any offer made by THE BANK, it shall immediately lapse.

(iv)	If on a date falling one month before the FSFR Conversion Date by 17:00 hours Luxembourg time, THE BANK has not received any notice from THE BORROWERS or the relevant BORROWER (as the case may be) indicating its acceptance of an offer made by THE BANK pursuant to indent (ii) of this Sub-paragraph 3.01D, THE BORROWERS shall be obliged to prepay the Tranche on the FSFR Conversion Date, provided that if such a date is not a Relevant Business Day, the Tranche shall be paid on the nearest succeeding Relevant Business Day, unless such day falls in the following month, in which case it shall be payable on the nearest preceding Relevant Business Day.

For the purposes of this Contract, the Tranche shall be referred to as:

“Fixed-Rate Tranche” if its interest basis has been converted into fixed rate, pursuant to Sub-paragraph C or D of this Paragraph 3.01; and

“VSFR Tranche” if its interest basis has been converted into VSFR rate, pursuant to Sub-paragraph D of this Paragraph 3.01.

3.02 Interest on Overdue Sums

Without prejudice to Article 10 and by way of exception to Article 3.01, interest shall accrue on any overdue sum payable under the terms of this Contract from the due date to the date of payment at a rate equal to the Relevant Interbank Rate plus 2% (200 basis points). For the purpose of determining the Relevant Interbank Rate in relation to this Article 3.02, the relevant periods for the purposes of Schedule B shall be successive periods of one month commencing on the due date.

However, interest shall be charged at the rate defined in Article 3.01 plus 0.25% (25 basis points), if the latter rate exceeds, for any given relevant period, the rate specified in the preceding paragraph.

If the overdue sum is in a currency other than the currency of the Loan, the following rate shall apply namely the Relevant Interbank Rate (offer side) which is generally retained by THE BANK for transactions in that currency plus 2% (200 basis points) calculated in accordance with the market practice for such rate.

ARTICLE 4
Repayment

4.01 Normal Repayment

THE BORROWERS shall repay each Tranche by semi-annual or annual installments on the dates specified in the relevant Disbursement Notice in accordance with the terms of the amortisation table specified in the relevant statement mentioned in Article 2.04 and providing (subject to the proviso in the following paragraph): (1) in the case of Fixed-Rate Tranches and Revisable-Rate Tranches for repayment either (a) on a constant annuity basis so that the aggregate of principal and interest payable in respect of the Tranche shall be nearly as possible the same on each repayment date or (b) by equal installments of principal; or (2) in the case of FSFR Tranches and VSFR Tranches, for repayment by equal installments of principal.

Each amortisation table shall be drawn up on the basis that repayment of each Tranche shall begin not later than the first date in the year mentioned in the relevant Disbursement Notice falling after the third anniversary of disbursement of the Tranche and shall end on a date mentioned in the relevant Disbursement Notice falling after the elapse of not less than four years and not more than ten years from the date of disbursement; provided that, if so requested by THE BORROWERS or the relevant BORROWER (as the case may be), THE BANK may agree that a Tranche shall be repayable in a single installment on a date mentioned in the relevant Disbursement Notice falling not before three and not after seven years from the date of disbursement.

If necessary upon the determination (pursuant to Article 3.01B) of the interest rate applicable to a Revisable-Rate Tranche after its Revision Date, THE BANK shall deliver a modified repayment schedule to THE BORROWERS or the relevant BORROWER (as the case may be) which shall replace the schedule notified pursuant to Article 2.04.

4.02 Voluntary Prepayment

A.	Subject to paragraphs B and C below, THE BORROWERS may prepay all or part of any Tranche, together with accrued interest thereon, upon giving one month’s prior written notice (hereafter a “Prepayment Notice”) specifying the amount thereof to be prepaid (the “Prepayment Amount”) and the date on which THE BORROWERS propose to effect prepayment (the “Prepayment Date”), which date shall be a Payment Date for that Tranche.

B.	In respect of each Prepayment Amount of a Fixed-Rate Tranche or Revisable-Rate Tranche, THE BORROWERS shall pay to the Bank on the Prepayment Date an indemnity equal to the present value (as of the Prepayment Date) of the excess, if any, of:

(X)	the interest that would accrue thereafter on the Prepayment Amount from the Prepayment Date to its scheduled final repayment date or, in the case of a Revisable-Rate Tranche, that would accrue from the Prepayment Date to the next following Revision Date, if it were not prepaid, over

(Y)	the interest that so would accrue if it were calculated at the EIB Redeployment Rate in effect one month prior to the Prepayment Date, less 15 Basis Points.

In this Contract, “EIB Redeployment Rate” means THE BANK’s standard rate of interest for fixed-rate loans denominated in the currency of, and having the same debt service profile to the final maturity or, in the case of a Revisable-Rate Tranche, to the next Revision Date, as the Prepayment Amount.

The said present value shall be calculated at a discount rate equal to the EIB Redeployment Rate, applied as of each relevant Payment Date.

THE BORROWERS may prepay a Revisable-Rate Tranche without penalty on any Revision Date, save that an indemnity calculated in the manner provided above shall be due to THE BANK if the prepayment takes place after THE BORROWERS or the relevant BORROWER (as the case may be) have/has already notified the Bank that it accepts one of the interest rate options specified in a Revision Notice issued by THE BANK for the relevant Revision Date.

C.	In respect of each Prepayment Amount of a FSFR Tranche, THE BORROWERS shall pay to the Bank on the Prepayment Date an indemnity equal to the present value (as of the Prepayment Date) of the excess, if any, of:

(X)	the spread to the Relevant Interbank Rate applicable to the FSFR Tranche under Article 3.01D from the Prepayment Date to its scheduled final repayment date, over

(Y)	the spread to the Relevant Interbank Rate applicable to a loan that would be made by THE BANK on FSFR terms and having the same debt service profile to the final maturity as the unexpired term of the FSFR Tranche in question, on conditions prevailing one month prior to the Prepayment Date.

The said present value shall be calculated at a discount rate, applied as of each relevant Payment Date. The discount rate shall be THE BANK’s standard rate of interest for fixed-rate loans denominated in the currency of, and having the same debt service profile to the final maturity as, the Prepayment Amount.

D.	THE BORROWERS may prepay a VSFR Tranche without penalty on any relevant Payment Date.

E.	THE BANK shall notify THE BORROWERS or the relevant BORROWER (as the case may be), not later than 15 days prior to the Prepayment Date, of the Prepayment Amount, of the interest due thereon, and, in case of prepayment of a Fixed-Rate Tranche or Revisable-Rate Tranche or FSFR-Rate Tranche, of the indemnity payable under paragraph B or C above or, as the case may be, that no indemnity is due.

Not later than 17:00 hours Luxembourg time on the day of receipt of such notice (or 17:00 hours on the following day if the notice was delivered later than 12:00 hours Luxembourg time), THE BORROWERS or the relevant BORROWER (as the case may be) shall notify the Bank either:

(i)	that it confirms the Prepayment Notice on the terms specified by THE BANK; or

(ii)	that it withdraws the Prepayment Notice.

If THE BORROWERS or the relevant BORROWER (as the case may be) give the confirmation under (i), THE BORROWERS shall effect the prepayment. If THE BORROWERS or the relevant BORROWER (as the case may be) withdraw the Prepayment Notice or fails to confirm in due time, it may not effect the prepayment. Save as aforesaid, the Prepayment Notice shall be binding and irrevocable.

4.03 Compulsory Prepayment

A.	If the total cost of the Project should fall significantly short of the figure stated in the Recitals, THE BANK may in proportion to the shortfall demand prepayment of one or more Tranches of the Loan together with interest accrued thereon by notice to THE BORROWERS and THE BORROWERS shall comply with such notice. For the purposes of this Article 4.03A a fall in the total cost of the Project shall be significant where it results in THE BANK providing 50% or more of the financing for the Project.

B.	If on or before the date (the “Renewal Date”) falling two months prior to the expiry date (the “Expiry Date”) of the obligations of any Guarantor under any Guarantee, the obligations of each such Guarantor under the Guarantee have not been renewed in full in favour of THE BANK with effect from the Expiry Date by notice to THE BANK given according to the provisions of such Guarantee, and it has not been possible on or before the Renewal Date to replace with effect from the Expiry Date each Guarantor not renewing such guarantee obligations by another Guarantor or Guarantors each of which is a Qualifying Guarantor (as defined in Article 7.01) on terms and conditions satisfactory to THE BANK, THE BORROWERS shall prepay such part of the outstanding amount of each Tranche as would otherwise cease to be guaranteed under the relevant Guarantee as of the Expiry Date, together with accrued interest thereon and an amount calculated in accordance with the terms of Article 4.02B and C on the first Business Day to occur on or after the date falling one month after the Renewal Date.

C.	If either of THE BORROWERS inform THE BANK that an event of the nature described in Article 8.02(b)(iii) has or is likely to occur or if THE BANK has reasonable cause to believe any such event has occurred or is about to occur, THE BANK may demand that THE BORROWERS consult with it.

Such consultation shall take place within thirty days from the date of such demand. If, after the elapse of thirty days from the date of such demand, THE BANK acting reasonably is of the opinion that such event has, or is likely to have, a material adverse effect on the future servicing of the Loan or on the financial stability of either of THE BORROWERS it may request THE BORROWERS to prepay the Loan, together with accrued interest thereon and an amount calculated in accordance with the terms of Article 4.02B and C. THE BORROWERS shall effect payment of the amount demanded on the date specified by THE BANK, such date being a date falling not less than thirty days from the date of the demand.

D.	If either of THE BORROWERS voluntarily prepay more than euro 10 million or the equivalent thereof of any other loan (herein a “Term Loan”) with an outstanding term of more than five years, THE BANK may demand prepayment of such proportion of the Loan as the amount repaid of the Term Loan bears to the aggregate outstanding amount of all Term Loans.

THE BANK shall address its demand, if any, to THE BORROWERS within four weeks of receipt of notice under Article 8.02(b)(iv). Any sum demanded by THE BANK shall be paid, together with accrued interest, on the date indicated by THE BANK, which date shall not precede the date of prepayment of the Term Loan in question.

Prepayment of a Term Loan by means of a new loan having a term at least equal to the unexpired term of the loan prepaid shall not be considered to be a prepayment.

For the avoidance of this Article 4.03D shall not apply to any early repayment of Flowserve Corporation’s Senior Subordinated Notes due 15 August 2010 or its Revolving Credit Agreement which expires in June 2006.

If THE BANK demands prepayment under this Article 4.03, or upon a demand made pursuant to Article 7.02, it shall be made on the date specified by THE BANK. In case of prepayment, the sums to be prepaid shall be paid together with accrued interest and a compensation, if any, calculated on the amount of the Loan to be prepaid in accordance with Article 4.02B and C. If such payment date specified by THE BANK does not coincide with an interest payment date for the Tranche concerned, THE BORROWERS shall pay to THE BANK such amount as THE BANK shall certify in respect of broken funding arrangements and its administrative costs relating to the prepaid Tranches of the Loan together with interest accrued thereon by notice to THE BORROWERS and THE BORROWERS shall comply with such notice.

4.04 General Provisions regarding Prepayment

In case of any partial prepayment of the Loan due under this Article 4 THE BORROWERS may select which Tranche or Tranches are to be prepaid.

In case of partial prepayment of a Tranche, each amount prepaid shall be applied pro rata in reduction of each outstanding instalment.

Sums prepaid under this Article 4 may not be redrawn.

This Article 4 shall not prejudice Article 10.

ARTICLE 5
Payments

5.01 Place of Payment

Sums payable by THE BORROWERS under this Contract shall be paid to the account notified by THE BANK to THE BORROWERS. THE BANK shall give such notice not less than fifteen days before the due date for the first payment by THE BORROWERS and shall notify any change of account not less than fifteen days before the date of the first payment to which the change applies.

This period of notice does not apply in the case of payment under Article 10.

5.02 Calculation of Payments relating to a Fraction of a Year

Any amount due by THE BORROWERS by way of interest, indemnity or otherwise hereunder, and calculated in respect of any fraction of a year, shall be calculated:

(a)	in respect of any Fixed-Rate Tranche or Revisable-Rate Tranche, on the basis of a year of three hundred and sixty days and a month of thirty days;

(b)	in respect of any VSFR Tranche or any FSFR Tranche, on the basis of a year of three hundred and sixty days and the number of days elapsed;

(c)	in respect of any FSFR Tranche expressed in GBP, on the basis of a year of three hundred and sixty five days and the number of days elapsed.

5.03 Dates of Payment

A.	For the purposes of this Contract, a “Payment Date” means a date on which interest is payable pursuant to the following provisions:

(1)	interest payments due in respect of Fixed-Rate Tranches and Revisable-Rate Tranches are payable on the date(s) specified in the relevant Disbursement Notice in each year;

(2)	interest payments due in respect of VSFR Tranches are payable on Quarter Days;

and

(3)	interest payments due in respect of FSFR Tranches are payable on the dates specified in the relevant Disbursement Notice.

B.	For the purposes of this Contract generally, payments due in any currency on a date which is not a Relevant Business Day (as defined below) are payable as follows:

(a)	in respect of any Fixed-Rate Tranche, Revisable-Rate Tranche or VSFR Tranche, on the nearest succeeding Relevant Business Day;

(b)	in respect of any FSFR Tranche, on the nearest succeeding Relevant Business Day, unless such day falls in the following month, in which case it shall be payable on the nearest preceding Relevant Business Day.

For the purposes of this Article 5.03B, “Relevant Business Day” means in respect of the euro a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system operates and in respect of currencies other than the euro, a day on which banks are open for normal business in the principal domestic financial centre of the currency concerned.

C.	Sums due hereunder other than of principal or interest are payable within seven days of receipt by THE BORROWER of the demand by THE BANK.

A sum due from THE BORROWERS shall be deemed paid when it is received by THE BANK.

ARTICLE 6
Particular Undertakings

6.01 Use of Loan

THE BORROWERS shall use the proceeds of the Loan and the other funds mentioned in the third Recital for the sole purpose of financing the Project.

6.02 Completion of the Project

THE BORROWERS shall carry out and complete the Project in accordance with, and by the date specified in, the Technical Description contained in Schedule A as may be amended from time to time.

6.03 Increased Cost of the Project

If the total cost of the Project should exceed the figure stated in the Recitals, THE BORROWERS shall obtain the additional finance required without recourse to THE BANK, so as to enable completion of the Project in accordance with the Technical Description. THE BORROWERS shall inform THE BANK without delay of its plans for funding the excess cost.

6.04 Tendering Procedures

THE BORROWERS shall, so far as appropriate and possible and in a manner satisfactory to THE BANK, purchase goods, secure services and order works for the Project by international tender, open at least to nationals of all countries which are signatories of the Agreement on the European Economic Area, or respect, insofar as the Project enters into its sphere of application, any directive of the Council of the European Union.

6.05 Insurance

So long as the Loan is outstanding, THE BORROWERS shall ensure that all works and property forming part of the Project are insured with first-class insurance companies.

6.06 Maintenance

So long as the Loan is outstanding, THE BORROWERS shall maintain, repair, overhaul and renew all property forming part of the Project as required to maintain it in repair and in good working order.

6.07 Operation of the Project

So long as the Loan is outstanding, THE BORROWERS shall, unless THE BANK shall have consented otherwise in writing, retain title to and possession of the assets which comprise the Project and maintain the Project in substantially continuous operation in accordance with its original purpose and in accordance with applicable environmental and other laws.

THE BANK may withhold its consent only where the proposed action would prejudice THE BANK’s interests as lender to THE BORROWERS or would render the Project ineligible for financing by THE BANK, applying the criteria of Article 267 of the Treaty establishing the European Community.

6.08 Non-disposal of Assets

THE BORROWERS shall not either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease, or otherwise dispose of all or a substantial part of its assets if such disposal of assets would, in the reasonable opinion of THE BANK, have a material adverse effect on the ability of THE BORROWERS to perform its obligations hereunder, save in case such disposals are made with the prior written consent of THE BANK.

6.09 Pari Passu Undertaking

Each of THE BORROWERS undertake that its obligations under this Contract are direct and unconditional obligations of such BORROWER and rank and will rank at least pari passu with all other unsecured and unsubordinated obligations (including contingent obligations) of such BORROWER other than those obligations to its unsecured creditors which would, on a winding-up of such BORROWER, be preferred by operation of law.

ARTICLE 7
Security

7.01 Guarantee

The obligations of THE BANK hereunder in respect of each Tranche are conditional upon the prior execution and delivery to THE BANK of a duly executed Guarantee whereby the Guarantor unconditionally guarantees, as primary obligor and not merely as surety, the due performance of the financial obligations of THE BORROWERS under each Tranche disbursed under this Contract.

The Guarantor shall at all times be a Qualifying Guarantor (as defined below).

For the purpose of this Contract, “Qualifying Guarantor” means a bank or other financial institution, which satisfies one of the following conditions:

(a)	at the time of issue of the Guarantee or, as the case may be, at the time it accedes to the Guarantee, each credit rating that it holds, in respect of its most recent unsecured and unsubordinated long-term issue on any capital market, is not lower than: “A” if the rating is assigned by Standard and Poor’s; “A2” if the rating is assigned by Moody’s ; and “A” if the rating is assigned by Fitch Ratings; and that such bank or other financial institution is otherwise acceptable to THE BANK; or

(b)	is accepted by THE BANK in writing, with a copy to THE BORROWERS, subject to the conditions THE BANK may, in its discretion, deem appropriate, and to the acceptance thereof by the relevant Guarantor.

7.02 Cash Collateral and Substitution of Guarantor

A.	If, at any time while any Tranche is outstanding, in respect of any Qualifying Guarantor including the Guarantor:

(a)	any one rating of its most recent unsecured and unsubordinated long term debt is equal to or lower than:

a.	A-, assigned by Standard and Poor’s;

b.	A3, assigned by Moody’s; or

c.	A-, assigned by Fitch Ratings; or

(b)	all of Standard and Poor’s, Moody’s and Fitch Ratings cease to rate its unsecured and unsubordinated long term debt; or

(c)	in the reasonable opinion of THE BANK such Qualifying Guarantor has failed to comply with any condition specified in THE BANK’s notice of acceptance delivered under Article 7.01(b),

THE BANK may request THE BORROWERS to consult with it within 15 days from the date of THE BANK’s request at the venue specified in the request.

By a notice delivered to THE BORROWERS not earlier than 30 days from the date of such request, THE BANK may demand that THE BORROWERS shall procure that, within a reasonable period specified in such notice, the relevant Guarantor which is the object of such notice (hereinafter the “Affected Guarantor”):

(i)	shall be substituted as Guarantor under the Guarantee by a Qualifying Guarantor; or

(ii)	shall make, with a bank approved by THE BANK, a cash collateral deposit in the currency specified by THE BANK in its notice, charged in favour of THE BANK on such terms as THE BANK may reasonably require, as security for the Affected Guarantor’s obligations under the Guarantee; or

(iii)	shall execute other security offering protection in manner, form and substance acceptable to THE BANK.

If none of the foregoing action is taken within the period specified by THE BANK in its relevant notice and to its satisfaction, THE BORROWERS shall, upon demand by THE BANK, immediately prepay to THE BANK an amount equal to that Affected Guarantor’s percentage participation of the Tranche as at that date, together with all unpaid interest accrued to the date of prepayment on the amount prepaid and any other sums then payable under this Contract on the amount prepaid.

For the avoidance of doubt, the provisions of this Article 7.02A shall not in any way limit or restrict the right of the THE BANK to demand prepayment of the Loan pursuant to Article 10.

B.	If an event of the nature described in Article 10.01A(c), (d) or (e) occurs in relation to any Guarantor, THE BORROWERS shall replace such Guarantor with a Qualifying Guarantor. If THE BORROWERS do not replace the Guarantor within 30 days of the date when the said event occurred, THE BANK may require THE BORROWERS to prepay immediately all or part of the relevant Tranche outstanding, together with all unpaid interest accrued to the date of prepayment on the amount prepaid and all other sums accrued payable under this Contract on the amount prepaid.

7.03 Fees in respect of Replacement of Guarantor

THE BORROWERS shall be permitted to renew each Guarantee (pursuant to Article 3.02 of the relevant Guarantee) or replace the Guarantor thereunder without payment of any fee or penalty one time during the period that the Loan is outstanding. Thereafter each renewal or replacement shall be subject to a fee of EUR 2 500.

Any replacement of Guarantor under Article 7.02 shall also incur a fee of EUR 2 500.

ARTICLE 8
Information and Visits

8.01 Information concerning the Project

THE BORROWERS shall:

(a)	deliver to THE BANK:

(i)	on the date falling six months after completion of the Project a report detailing how completion was effected and including a summary of works carried out and their respective costs.

(ii)	from time to time, any such further documents or information concerning the progress, financing and operation of the Project as THE BANK may reasonably require;

(b)	ensure that its accounting records clearly show its operations relating to the financing and execution of the Project;

(c)	submit for the approval of THE BANK without delay any material change to the plans, timetable or financing requirements for the Project as previously disclosed to THE BANK; and

(d)	generally, inform THE BANK of any fact or event which might substantially prejudice or affect the conditions of execution or operation of the Project.

8.02 Information concerning THE BORROWERS

THE BORROWERS shall each:

(a)	deliver to THE BANK:

(i)	each year, within thirty days after publication a copy of its annual report including its audited balance sheet and profit and loss account, as well as of the statement of auditors relating thereto; and

(ii)	from time to time, such further information on its financial position in general as THE BANK may reasonably request;

(b)	inform THE BANK immediately of:

(i)	any alteration to its constitutional documents or modification of a legal requirement directly relating to its business activities and of any proposal or decision known to it which envisages the introduction of such alteration or modification and which is expected to have a material adverse effect on the ability of such BORROWER to comply with its obligations hereunder;

(ii)	any decision made to sell, transfer, lease or otherwise dispose of all or a substantial part of its assets, as provided for in Article 6.08;

(iii)	its belief or, as the case may be, reasonable grounds for belief that an acquisition of control of such BORROWER by a third party will occur or has occurred, such information to be communicated as soon as such BORROWER has reasonable cause to believe that the majority of such BORROWER’s outstanding voting shares are or will shortly be held or controlled by a single natural or legal person, or by a group of such persons acting in concert;

(iv)	as soon as reasonably practicable of any decision made by it (in respect of Article 4.03D) or any fact which obliges it or any demand made to it to prepay in advance of maturity more than euro 10 million of any loan with an outstanding term exceeding five years which would have the effect of triggering the provisions of Article 4.03D;

(v)	any circumstance which obliges such BORROWER, and any demand made to it, to make, by reason of default, any prepayment in excess of EUR 10 million in respect of any loan or other financial indebtedness; and

(c)	generally, inform THE BANK forthwith of any fact or event which might materially jeopardise the performance of any material obligation of such BORROWER under this Contract.

8.03 Visits

THE BORROWERS shall permit persons designated by THE BANK to inspect the sites, installations and works comprising the Project and to conduct such checks as they may wish and provide them, or ensure that they are provided, with all necessary assistance for the purpose.

ARTICLE 9
Charges and Expenses

9.01 Taxes, Duties and Fees

THE BORROWERS shall pay all taxes, duties or fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract, including the creation of any security for the Loan.

THE BORROWERS shall pay all principal, interest, commission and other amounts due under this Contract gross without deduction of any national or local impositions whatsoever; provided that, if either BORROWER is obliged to make any such deduction, it will gross up the payment to THE BANK so that after deduction, the net amount received by THE BANK is equivalent to the sum due.

9.02 Other Charges

THE BORROWERS shall bear all charges and expenses, including out-of-pocket professional, travel, banking, transfer or exchange charges incurred in connection with:

(i)	the preparation, execution, implementation, administration and termination of this Contract or any related document;

(ii)	any amendment, supplement or waiver under this Contract or any related document; and

(iii)	the creation and realisation of any security for the Loan.

THE BANK shall provide documentary support for any such charges or expenses fourteen days before making its demand for payment.

ARTICLE 10
Prepayment upon an Event of Default

10.01 Right to demand repayment

THE BORROWERS shall prepay the Loan or any part thereof together with accrued interest forthwith upon demand being made therefore by THE BANK:

A.	immediately:

(a)	if any information or document given to THE BANK by either of THE BORROWERS in connection with the negotiation of this Contract or during its lifetime proves to have been incorrect in any material particular;

(b)	if THE BORROWERS fail on the due date to repay any part of the Loan, to pay interest thereon or to make any other payment to THE BANK as herein provided;

(c)	if, following default, either of THE BORROWERS is required to make any prepayment in excess of EUR 10 million in respect of any loan or other financial indebtedness;

(d)	if either of THE BORROWERS petitions for its bankruptcy, declares to stop paying, seeks a moratorium on payment, is the subject of a petition for bankruptcy by a third party, is declared bankrupt or makes or seeks to make a composition with its creditors without being declared bankrupt;

(e)	if an order is made or an effective resolution is passed for the winding up of either of THE BORROWERS or if either ceases or resolves to cease to carry on the whole or any substantial part of its business or activities, save in the course of a merger or reconstruction previously consented to by THE BANK;

(f)	if an encumbrancer takes possession of, or a receiver, liquidator or administrator is appointed over, a substantial part of the assets of either of THE BORROWERS or if any distress, execution, sequestration or other process is levied or enforced upon or sued out against any of their property and is not discharged or stayed within fourteen days;

(g)	if any event occurs or step is taken which, in the opinion of THE BANK is likely to jeopardise the servicing of the Loan or to adversely affect any security therefore; or

B.	upon expiry of a reasonable period of time specified in a notice served by THE BANK on THE BORROWERS, without the matter being remedied to the satisfaction of THE BANK:

(a)	if either of THE BORROWERS fail to comply with any obligation under this Contract other than one mentioned in Article 10.01 indents (A)(b); or

(b)	if any fact or circumstance stated in the Recitals, alters or ceases to exist and if this either prejudices the interests of THE BANK as lender to THE BORROWERS or adversely affects the operation of the Project.

10.02 Other Rights at Law

Article 10.01 shall not restrict any other right of THE BANK at law to require prepayment of the Loan.

10.03 Indemnities

(1)	Fixed-Rate Tranche and Revisable-Rate Tranches

In case of demand under Article 10.01 in respect of any Fixed-Rate Tranche or Revisable-Rate Tranche, THE BORROWERS shall pay to THE BANK a sum calculated in accordance with the procedures laid down in Article 4.02B on the sum which has become due and payable. Such sum shall accrue from the due date for payment specified in THE BANK’s notice of demand and be calculated on the basis that prepayment is effected on that date.

(2)	VSFR Tranche and FSFR Tranches

In case of a demand under Article 10.01 in respect of a FSFR Tranche or a VSFR Tranche, THE BORROWERS shall pay to the Bank a sum equal to the present value of 0.15% (15 Basis Points) per annum calculated and accruing on the amount due to be prepaid in the same manner as interest would have been calculated and have accrued, if that amount would have remained outstanding according to the original amortisation schedule of the Tranche.

Such present value shall be determined using a discount rate, applied as of each relevant Payment Date. The discount rate shall be the Bank’s standard rate of interest for fixed-rate loans denominated in the currency of, and having the same debt service profile to the final maturity as, the amount in respect of which the demand is made.

Amounts due by THE BORROWERS pursuant to this Article shall be payable on the date of prepayment specified in THE BANK’s demand.

10.04 Non-Waiver

No failure or delay by THE BANK in exercising any of its rights under this Article 10 shall be construed as a waiver of such right.

10.05 Application of Sums received

Sums received following a demand under Article 10 shall be applied first in payment of costs, damages, commissions and interest in that order and secondly in reduction of outstanding instalments of principal of such Tranche in inverse order of maturity as THE BANK may select.

ARTICLE 11
Law and Jurisdiction

11.01 Law

The formation and validity of this Contract and the relations between the parties thereto shall be governed by English law.

11.02 Jurisdiction

All disputes concerning this Contract shall be submitted to the jurisdiction of the Courts of England. the Bank appoints The Securities Management Trust Limited whose present address is 19 Old Jewry, London EC2 to be its agent for the purpose of accepting service of legal process.

11.03 Evidence of Sums due

The certificate of THE BANK as to any amount due to THE BANK under this Contract and any record of THE BANK of any such amount shall, absent manifest error, each be prima facie evidence of that amount.

ARTICLE 12
Final Clauses

12.01 Addresses

Notices and other communications given hereunder by one party to this Contract to the other shall be sent to the latter’s address set out below or to such other address as the addressee shall have previously notified in writing as its new address for such purpose:

– for THE BANK:	100, boulevard Konrad Adenauer L–2950 Luxembourg (attn. Credit Risk Department)

– for Flowserve Corporation:	Flowserve World Headquarters 5215 North O’Connor Blvd., Suite 2300 Irving, TX 75039 USA

– for Flowserve B.V.:	Parallelweg 6 4878 AH Etten-Leur The Netherlands

12.02 Form of Notice

Notices and other communications, for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, shall be served by hand delivery, registered letter or telegram, with recorded delivery, or by any other means of transmission which affords evidence of receipt by the addressee, notably telex. The date of registration or, as the case may be, the stated date of receipt of transmission shall be conclusive for the determination of a period.

12.03 Recitals, Schedules and Annexes

The Recitals and the following Schedules form part of this Contract:

- Schedule A	Technical Description

- Schedule B	Definition of EURIBOR

The following Annexes are attached hereto:

- Annex IA	Authority of Signatory of Flowserve Corporation

- Annex IB	Authority of Signatory of Flowserve B.V.

- Annex IIA	Copy of Resolution of the Board of Directors of Flowserve Corporation

- Annex IIB	Copy of Resolution of the Board of Directors of Flowserve B.V.

- Annex III	Form of Legal Opinion

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in three originals. Each page hereof has been initialled on behalf of THE BANK and on behalf of THE BORROWER by the undersigned or their representatives.

Signed for and on behalf of	Signed for and on behalf of
EUROPEAN INVESTMENT BANK	FLOWSERVE CORPORATION

/s/ Thomas C. Barrett Director	/s/ Renee J. Hornbaker Vice President

April 19, 2004	April 14, 2004

/s/ Alphonso Querejeta
Director

April 19, 2004

Signed for and on behalf of FLOWSERVE B.V.

/s/ Jan van Rens Financial Director

April 14, 2004

DEFINITION OF EURIBOR

"EURIBOR” means:

(i)	in respect of any Reference Period of one month or more, the rate of interest for deposits in euro for a term being the number of whole months corresponding to the duration of the period; and

(ii)	in respect of a Reference Period of less than a month, the rate of interest for deposits in euro for a term of one month,

as published at 11.00 a.m. Brussels time or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls two TARGET Business Days prior to the first day of the Reference Period (the period for which the rate is taken being hereinafter called the “Representative Period”), on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.

If such rate is not so published, the Bank shall request the principal euro-zone office of four major banks in the euro-zone to quote the rate at which euro deposits in the amount of the relevant Tranche are offered by each of them as at approximately 11:00 a.m., Brussels time, on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the relevant Reference Period. If at least two quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.

If fewer than two quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11:00 a.m., Brussels time, on the Reset Date to leading European banks for loans in euros for the relevant Reference Period in the amount of the relevant Tranche.

The Bank may include in this Schedule any additional provisions regarding EURIBOR adopted by the EURIBOR Steering Committee created by and acting under the supervision of EURIBOR FBE and EURIBOR ACI, to be effective on the first day of a Reference Period upon the Bank giving five TARGET Business Days’ written notice to the Borrower.